Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Quantum Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(a)	17,550,626	$10.37	$181,999,992	0.00015310	$27,865
Total Offering Amounts						$181,999,992		$27,865
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$27,865
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low sales price per share of common stock as reported on the Nasdaq Global Market on April 17, 2025 (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission).